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              Heller Financial Discontinues SBA Loan Origination

(Chicago, IL, February 20, 2001) - Heller Financial, Inc. (NYSE: HF) today announced that after an extensive review of a broad range of strategic alternatives that it will discontinue its origination of U.S. Small Business Administration ("SBA") loans, effective immediately.

     "With increased competition from banks focused on capturing the small business customer by cross-selling a range of financial products such as cash management custodial and depository accounts in addition to SBA loans, the pricing and returns of this product have become much less attractive to Heller. Furthermore, we see excellent growth prospects in many of our other businesses and we believe we will enhance shareholder value by redeploying capital and other resources to take advantage of those opportunities" said Heller Chairman and Chief Executive Officer Richard J. Almeida.

     "The SBA's loan program plays an important role in facilitating the growth of thousands of small businesses in the U.S. and we are proud of the contribution we have made," Almeida said. "We will fund existing commitments and continue to participate in the SBA program by servicing our existing loan portfolio in accordance with our customary business practices."

     Heller expects to record a one time non-operating pre-tax charge of less than $15 million for severance and leasehold related costs in the fiscal quarter ending March 31, 2001 in connection with this decision. The Company remains committed to its operating performance targets for the year.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral- and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products, and programs to clients in Europe, Asia, and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.

The statements made by Heller in this news release may include certain forward-looking statements that reflect the company's current expectations regarding its future growth, results and performance. These forward-looking statements are subject to a variety of risks and uncertainties, which could cause the company's future growth, results and performance to differ materially from those expressed in, or implied by, these statements. Information concerning these risks and uncertainties is contained in the quarterly and annual reports that the company files with the Securities and Exchange Commission.